    1 www.facebook.com/ford www.medium.com/@ford www.twitter.com/ford www.instagram.com/ford Ford Credit’s Harris to Retire, Be Succeeded by O’Callaghan; Kosman to Follow O’Callaghan as Ford Chief Accounting Officer • Marion Harris will retire in March, capping 25 years at Ford, the past four as president and CEO, Ford Credit, which is transforming itself into a highly customer-focused fintech • Cathy O’Callaghan, a longtime global company leader and Ford’s vice president and controller since 2018, to assume leadership of Ford Credit in mid-February • Mark Kosman, who has played a significant role in aligning financial reporting with the Ford+ growth strategy and is streamlining Ford’s ERP, selected to be chief accounting officer DEARBORN, Mich., Dec. 15, 2023 – The accomplished leader of Ford’s customer-focused financial services business will retire during the first part of next year and be succeeded by a longtime company finance colleague. Marion Harris will retire March 1 as president and CEO of Ford Credit; he’ll be replaced by Cathy O’Callaghan, Ford’s vice president, controller, and chief accounting officer since June 2018. Under Harris, Ford Credit developed and is implementing an ambitious digitization and personalization of its customer offerings, remaking itself into a true technology-based financial services company, or “fintech.” At the same time, Mark Kosman, presently director, Global Accounting, has been chosen to succeed O’Callaghan as Ford’s chief accounting officer. The new roles for O’Callaghan and Kosman are effective Feb. 12, after Ford has reported its fourth-quarter and full-year 2023 financial results. O’Callaghan and Kosman will report to CFO John Lawler. “Under Marion, Ford Credit was a source of strength through the global pandemic and now is remaking itself to support customers, dealers and Ford in an entirely new era of transportation and software-enabled services,” Lawler said. “Cathy is exceptionally well prepared to help complete that transition and grow the business, with her comprehensive global knowledge about Ford and an attention to customers that’s vital to winning over the long haul.” Harris became the head of Ford Credit in November 2019, having previously served as the unit’s CFO and treasurer. Among other strategically important roles in his 25 years with Ford was leading market-defining capital transactions that funded Ford Credit through the Great Recession. Harris also managed the Mobility Business Group, which scaled the FordPass vehicle-control application and the business that would become Ford Pro Telematics. “It’s really been an honor to serve this great American company for so long and to be leaving Ford Credit financially strong, with a great growth plan and a leadership team that will get it done,” Harris said. “We’re transforming the experience for our customers and dealers, so that Ford Credit remains a powerful reason why people choose and stay with Ford Motor Company.” O’Callaghan brings a wealth of global financial experience to her new role. As Ford’s controller and chief accounting officer, she led a huge project to align Ford’s financial reporting with the three distinct, customer-centered business segments, which starting this year represent how the company is organized and operates: Ford Blue, for iconic gas and hybrid vehicles; Ford Model e, for breakthrough vehicles, together with advanced digital platforms and software for all of Ford's product lines; and Ford Pro, for products and services that help commercial customers maximize their operations.

Previously, O'Callaghan was CFO of Ford South America and also held key leadership positions in Ford of Europe: finance director for Product Development, controller of European Manufacturing Operations and Logistics, finance director of Ford of Britain, and finance director of Ford Switzerland. She joined Ford in 1990.

According to Lawler, Kosman, who has been with Ford since 1989, is ideal to serve as CAO. He had a major hand in the recent financial-reporting strategic redesign and is presently leading development of Ford's new enterprise resource planning, or ERP, to streamline accounting, procurement and supply chain operations, project management, risk management, and compliance.

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About Ford Motor Company
Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, committed to helping build a better world, where every person is free to move and pursue their dreams. The company's Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for customers and deepen their loyalty. Ford develops and delivers innovative, must-have Ford trucks, sport utility vehicles, commercial vans and cars and Lincoln luxury vehicles, along with connected services. The company does that through three customer-centered business segments: Ford Blue, engineering iconic gas-powered and hybrid vehicles; Ford Model e, inventing breakthrough EVs along with embedded software that defines exceptional digital experiences for all customers; and Ford Pro, helping commercial customers transform and expand their businesses with vehicles and services tailored to their needs. Additionally, Ford is pursuing mobility solutions through Ford Next, and provides financial services through Ford Motor Credit Company. Ford employs about 177,000 people worldwide. More information about the company and its products and services is available at corporate.ford.com.

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T.R. Reid	Lynn Antipas Tyson	Christopher Conti	1.800.555.5259 or
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treid22@ford.com	ltyson4@ford.com	cconti5@ford.com	stockinf@ford.com

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